FOR IMMEDIATE RELEASE
PERRIGO COMPANY PLC REPORTS THIRD QUARTER 2016 FINANCIAL RESULTS

•	Delivered third quarter GAAP ("reported") net sales of $1.4 billion and non-GAAP ("adjusted") net sales of $1.3 billion, excluding sales of $22 million from held-for-sale businesses*

•
Delivered third quarter reported net loss of $1.3 billion and reported diluted loss per share of $8.76, driven by goodwill impairment charge of $804 million and brand intangible assets impairment charge of $866 million; delivered third quarter reported gross margin of 37.4%, and third quarter reported operating margin of (111.8)%

•
Realized adjusted net income of $236 million and adjusted diluted earnings per share of $1.65; achieved third quarter adjusted gross margin of 47.5% with third quarter adjusted operating margin of 25.8%

•
Consumer-facing businesses achieved reported net sales of $973 million, or adjusted net sales of $952 million excluding sales from held-for-sale businesses, comprising in excess of 71% of reported and adjusted net sales in the quarter

•
Board of Directors approved exploration of strategic alternatives for Tysabri® royalty stream and continues strategic review of the Company portfolio; anticipates completion of this review in the first quarter of 2017

•
Appointed two new independent Directors to Perrigo Board: Geoffrey M. Parker, former CFO of Anacor Pharmaceuticals on November 7, 2016; and Theodore R. Samuels, President of Capital Guardian Trust Company, effective January 4, 2017

Outlook:

The Company expects calendar year 2016 reported loss per diluted share to be in the range of $9.04 to $9.34 (compared to a loss of $0.23 in calendar year 2015) and continues to expect calendar year adjusted earnings per diluted share to be in the range of $6.85 to $7.15.

* Held-for-sale businesses include sales attributable to the U.S. VMS (CHC segment), European sports brand (BCH segment) and India API business (Other segment)

Dublin, Ireland - November 10, 2016 - Perrigo Company plc (NYSE: PRGO; TASE) today announced results for the third quarter ended October 1, 2016.

Perrigo’s CEO John T. Hendrickson commented, "Every segment delivered year-over-year net sales growth, excluding net sales from held-for-sale businesses. The CHC team again delivered a solid quarter with attractive margins. While reported net sales within the U.S. Consumer Healthcare business were flat year-over-year, adjusted net sales grew approximately 4%. In addition, I am pleased with the changes implemented in the Rx segment, where our productivity improvements in the quarter partially offset the effect of the competitive pricing environment. Despite lower margins year-over-year and the impairment realized this quarter, the BCH segment’s net sales were consistent with the prior year. This segment remains a top priority for our team. In addition, our business model continues to deliver strong cash flow conversion, generating $304 million of operating cash flows in the quarter."

Hendrickson concluded, "We have also made significant progress in our ongoing strategic portfolio review and are on track to complete it in the first quarter of 2017. We have engaged a leading third-party consulting firm to provide an outside perspective and evaluate our segments, market positions, growth opportunities and relative organizational structures. However, we are not waiting until these reviews are complete to take action. As you likely saw in our separate announcements, we have begun exploring strategic alternatives for our Tysabri® royalty stream to potentially monetize this asset. Additionally, the Perrigo Board appointed two new independent Directors. We are taking all of these actions to drive focus for the Company and create value for our shareholders."

Refer to Tables I - VI at the end of this press release for a reconciliation of non-GAAP adjustments to the current year and prior year periods and additional non-GAAP information. The Company’s reported results are included in the attached Condensed Consolidated Statements of Operations and Balance Sheets.

Third Quarter Results

Perrigo Company plc
(in millions, except earnings per share amounts)
(see the attached Tables I & III for reconciliation to GAAP numbers)

	Third Quarter Ended	Third Quarter Ended	YoY	Constant Currency
	10/1/2016	9/26/2015	% Change	% Change
Reported Net Sales	$1,355	$1,345	1%
Reported Net Income (Loss)	$(1,255)	$113	NM
Reported Diluted Earnings (Loss) per Share	$(8.76)	$0.77	NM
Reported Diluted Shares	143.3	146.9	(2)%

Adjusted Net Sales(1)	$1,333	$1,304	2%	3%
Adjusted Net Income	$236	$258	(9)%
Adjusted Diluted Earnings per Share	$1.65	$1.76	(6)%
Adjusted Diluted Shares	143.6	146.9	(2)%

(1)
Third quarter 2016 net sales exclude $22 million of net sales from held-for-sale businesses and divestitures (primarily U.S. VMS). For comparative purposes, third quarter 2015 net sales have been adjusted in this presentation to exclude $41 million of sales attributable to held-for-sale businesses. This 2015 net sales adjustment does not impact any other prior year amounts or metrics.

NM = Not meaningful

Reported net sales in the quarter were $1.4 billion, an increase of 1% over the prior year. Adjusted net sales in the quarter were $1.3 billion, an increase of 3%, on a constant currency basis over the third quarter of 2015 as all segments grew year-over-year. New product sales of $79 million were offset partially by $10 million in discontinued products.

Reported net loss was $1.3 billion, or $8.76 per share versus net income of $113 million, or $0.77 per share, in the prior year. Excluding charges as outlined in Table I at the end of this release, third quarter 2016 adjusted net income was $236 million, or $1.65 per share, versus adjusted net income of $258 million, or $1.76 per share for the same period last year.

Segment Results

Consumer Healthcare Segment
(in millions)
(see the attached Tables II & III for reconciliation to GAAP numbers)

	Third Quarter Ended	Third Quarter Ended	YoY	Constant Currency
	10/1/2016	9/26/2015	% Change	% Change
Reported Net Sales	$669	$675	(1)%
Reported Gross Profit	$217	$231	(6)%
Reported Gross Margin	32.4%	34.2%	(180) bps
Reported Operating Income	$100	$117	(15)%
Reported Operating Margin	15.0%	17.4%	(240) bps

Adjusted Net Sales(1)	$648	$634	2%	3%
Adjusted Gross Profit	$227	$245	(7)%
Adjusted Gross Margin(2)	35.0%	36.2%	(120) bps
Adjusted Operating Income	$128	$139	(7)%
Adjusted Operating Margin(2)	19.8%	20.5%	(70) bps

(1)
Third quarter adjusted 2016 net sales exclude $21 million from the U.S. VMS business, which was sold in the third quarter 2016. For comparative purposes, third quarter 2015 net sales have been adjusted in this presentation to exclude $41 million of sales attributable to the U.S. VMS business. This 2015 net sales adjustment does not impact any other prior year amounts or metrics.

(2)    Q3 2015 adjusted gross margin and operating margin use reported net sales as the denominator.

Reported net sales in the CHC segment were lower by 1% due to the sale of the VMS business in the quarter, which was included in the prior year. CHC adjusted net sales, excluding VMS net sales in both periods, grew 3% on a constant currency basis. This growth was due to new product sales of $33 million, which included the store brand launches of fluticasone nasal spray and a couple of products in the guaifenesin family, as well as increased sales in the infant nutrition and smoking cessation categories. These increases were offset partially by a decrease in sales of existing products of $12 million primarily due to price erosion in the analgesics, cough and cold and animal health categories, lower sales in the antacids category and discontinued products of $6 million.

The CHC segment achieved a third quarter reported gross profit margin of 32.4% and an adjusted gross profit margin of 35.0%, which was below the record adjusted gross margin in the prior year, driven by the price erosion mentioned above as well as the absence of the store brand version of guaifenesin 600mg extended release. These were offset partially by supply chain efficiencies.

Reported operating margin decreased 240 bps to 15.0% and adjusted operating margin decreased 70 bps to 19.8% as lower selling and administrative expenses were offset by increased R&D investments.

Branded Consumer Healthcare Segment
(in millions)
(see the attached Tables II & III for reconciliation to GAAP numbers)

	Third Quarter Ended	Third Quarter Ended	YoY		Constant Currency
	10/1/2016	9/26/2015	% Change		% Change
Reported Net Sales	$304	$302	1%
Reported Gross Profit	$132	$164	(20)%
Reported Gross Margin	43.3%	54.4%	(1,110) bps
Reported Operating Income (Loss)	$(1,684)	$4	NM
Reported Operating Margin	(554.1)%	1.4%	NM

Adjusted Net Sales(1)	$304	$302	1%		2%
Adjusted Gross Profit	$144	$169	(15)%
Adjusted Gross Margin(2)	47.5%	56.0%	(850	) bps
Adjusted Operating Income	$30	$44	(31)%
Adjusted Operating Margin(2)	10.0%	14.6%	(460	) bps

(1)	Third quarter 2016 net sales exclude sales from a European sports brand, which is currently held-for-sale.
(2)    Q3 2015 adjusted gross margin and operating margin use reported net sales as the denominator.
NM = Not meaningful

Reported net sales increased 1% over the third quarter of 2015 and adjusted net sales grew 2% on a constant currency basis. New product sales and acquisitions contributed $26 million and $18 million, respectively, offset by lower sales in the lifestyle and natural health/vitamins categories.

Third quarter reported gross margin was 43.3% while adjusted gross profit margin was 47.5%. Gross margins were impacted by weaker performance in Belgium, lower relative net sales of the higher margin categories mentioned above, and the effect of foreign currency in the quarter.

Reported operating loss was $1.7 billion, which included a non-cash impairment charge of $1.7 billion related to goodwill and intangibles and $39 million of amortization. Adjusted operating income was $30 million due to relatively lower gross profit dollar contribution compared to the prior year offset partially by lower advertising and promotion expenses.

Prescription Pharmaceuticals (Rx) Segment
(in millions)
(see the attached Tables II & III for reconciliation to GAAP numbers)

	Third Quarter Ended	Third Quarter Ended	YoY	Constant Currency
	10/1/2016	9/26/2015	% Change	% Change
Reported Net Sales	$267	$260	3%	4%
Reported Gross Profit	$128	$130	(2)%
Reported Gross Margin	47.9%	50.1%	(220) bps
Reported Operating Income	$78	$91	(14)%
Reported Operating Margin	29.1%	34.9%	(580) bps

Adjusted Gross Profit	$159	$149	7%
Adjusted Gross Margin	59.3%	57.2%	210 bps
Adjusted Operating Income	$114	$110	4%
Adjusted Operating Margin	42.5%	42.1%	40 bps

Reported net sales in the third quarter were $267 million, an increase of 4% on a constant currency basis, driven by $32 million related to product acquisitions and new product sales of $18 million, which were offset partially by a decrease in sales of existing products of $41 million due primarily to price erosion across the portfolio.

Third quarter reported gross margin of 47.9% and reported operating margin of 29.1% decreased due to higher amortization expense from product acquisitions and price erosion. With increased R&D investments of $6 million over the prior year, adjusted gross margin of 59.3% and adjusted operating margin of 42.5% increased compared to the prior year due to contributions from product acquisitions.

Specialty Sciences Segment
(in millions)
(see the attached Tables II & III for reconciliation to GAAP numbers)

	Third Quarter Ended	Third Quarter Ended	YoY		Constant Currency
	10/1/2016	9/26/2015	% Change		% Change
Net Sales	$93	$85	10%		11%
Reported Gross Profit	$21	$12	71%
Reported Gross Margin	22.1%	14.2%	790	bps
Reported Operating Income	$23	$9	159%
Reported Operating Margin	25.0%	10.7%	1,430	bps

Adjusted Gross Profit	$93	$85	10%
Adjusted Gross Margin	100.0%	100.0%	—
Adjusted Operating Income	$96	$82	17%
Adjusted Operating Margin	103.0%	96.9%	610	bps

The Company recognized $93 million of royalty revenue in the third quarter related to global net sales of Tysabri®. Operating expenses decreased $6 million from the prior year due to lower legal expenses.

Asset Impairment

In connection with the preparation of the Company's financial statements for the three month period ended October 1, 2016, the Company identified indicators of impairment associated with goodwill and certain definite and indefinite-lived brand intangible assets acquired in conjunction with the Omega Pharma N.V. ("Omega") acquisition. The primary impairment indicators included a decline in our 2016 performance expectations for the remainder of the year and a reduction in the Company's long-range revenue growth and margin forecasts.

The assessment for goodwill involved determining the fair value of the reporting units using a discounted cash flow technique and comparing it to the reporting unit’s carrying value. This assessment resulted in an impairment charge of $804 million for the three months ended October 1, 2016, which represented the difference between the carrying amount of the goodwill and its estimated fair value. The assessment for definite and indefinite-lived brand intangible asset impairments utilized the excess earnings method to determine fair value and resulted in an impairment charge of $866 million for the three months ended October 1, 2016, which represented the difference between the carrying amount of the intangible assets and their estimated fair value.

The change in fair values from previous estimates was due primarily to 1) changes in the market and performance of the brands due to moderated new product launch assumptions; 2) execution of certain key product strategies falling short of expectations causing a reduction to baseline forecast models in France, Germany and Italy; 3) certain macro-economic factors, which have continued to impact the business more than expected in France, Russia and Turkey in addition to unfavorable foreign currency impacts experienced primarily in the UK related to Brexit; and 4) a change in the Belgian forecasts due to a fundamental reduction in volume with a major wholesaler that is not expected to be short-term in nature.

The main assumptions supporting the cash flow projections used to determine the reporting unit’s fair value included revenue growth based on product line extensions, product life cycle strategies, and geographical expansion within the markets in which the reporting unit distributes products, gross margins consistent with historical trends and including supply chain cost improvement plans, and advertising and promotion investments largely consistent with the reporting unit's growth plans.

Both the goodwill impairment and the definite and indefinite-lived brand intangible asset impairments were recorded within Impairment charges on the Condensed Consolidated Statements of Operations within the BCH segment. The carrying value for certain intangible assets and goodwill equals fair value, as such, any further deterioration in those assets' fair value would lead to a further impairment charge.

Future performance different from the assumptions utilized in the quantitative analyses may result in additional changes in the fair value. The Company will continue to monitor and assess these assets for potential impairment should further impairment indicators arise. We will complete our required annual impairment testing during the fourth quarter 2016.

Other Actions

The Board has authorized the Company to file an arbitral claim against the sellers of Omega Pharma Invest NV, which Perrigo plans to do before the end of this year. It is Company policy to not comment on legal matters, so Perrigo will not provide further detail at this time.

Guidance

The Company expects 2016 reported loss to be between $9.04 and $9.34 per diluted share and continues to expect adjusted earnings to be between $6.85 and $7.15 per diluted share, excluding the charges outlined in Table IV at the end of this release. See the attached Table IV for a reconciliation of adjusted earnings per share (Non-GAAP) to reported earnings per share (GAAP).

A conference call will begin at 8:30 a.m. (ET) live via webcast to interested parties in the investor relations section of the Perrigo website at http://perrigo.investorroom.com/events-webcasts or by phone at 877-248-9413, International 973-582-2737, and reference ID # 8408170. A taped replay of the call will be available beginning at approximately 12:30 p.m. (ET) on Thursday, November 10, 2016 until midnight on Friday, November 25, 2016. To listen to the replay, dial 800-585-8367, International 404-537-3406, and use access code 8408170.

About Perrigo

Perrigo Company plc, a leading global over-the-counter ("OTC") consumer goods and pharmaceutical company, offers patients and customers high quality products at affordable prices. From its beginnings in 1887 as a packager of home remedies, Perrigo, headquartered in Ireland, has grown to become the world's largest manufacturer of OTC healthcare products and supplier of infant formulas for the store brand market. The Company is also a leading provider of generic extended topical prescription products and receives royalties from the sales of the multiple sclerosis drug Tysabri®. Perrigo provides Quality Affordable Healthcare Products® across a wide variety of product categories and geographies primarily in North America, Europe, and Australia, as well as other markets, including Israel, China and Latin America.

Calendar-Year Data

Calendar-year data for 2015 was derived from the Company’s audited results for the six-month period ended December 31, 2015 and unaudited results for the fiscal quarters ended March 28, 2015 and June 27, 2015.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements.” These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or the negative of those terms or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including the timing, amount and cost of share repurchases, future impairment charges, the ability to achieve its guidance and the ability to execute and achieve the desired benefits of announced initiatives. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-KT for the six-month period ended December 31, 2015, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Measures
This press release contains certain non-GAAP measures. A "non-GAAP financial measure" is defined as a numerical measure of a company's financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP) in the statements of operation, balance sheets or statements of cash flows of the company.

Pursuant to the requirements the U.S. Securities and Exchange Commission, the Company has provided reconciliations for net sales on a constant currency basis, net sales excluding sales attributable to held-for-sale businesses, adjusted gross profit, adjusted operating income, adjusted net income, adjusted diluted earnings per share, adjusted gross margin, and adjusted operating margin within this press release to the most directly comparable U.S. GAAP measures for these non-GAAP measures. These non-GAAP financial measures should be considered as supplements to the GAAP reported measures, should not be considered replacements for, or superior to the GAAP measures and may not be comparable to similarly named measures used by other companies.
The Company provides non-GAAP financial measures as additional information that it believes is useful to investors and analysts in evaluating the performance of the Company's ongoing operating trends, facilitating comparability between periods and companies in similar industries and assessing the Company's prospects for future performance. These non-GAAP financial measures exclude items, such as impairment charges, restructuring charges, and acquisition and integration-related charges, that by their nature affect comparability of operational performance or obscure underlying business operational trends. The non-GAAP measures the Company provides are consistent with how management analyzes and assesses the operating performance of the Company, and disclosing them provides investor insight into management’s view of the business. Management uses these adjusted financial measures for planning and forecasting in future periods, and evaluating segment and overall operating performance. In addition, management uses certain of the profit measures as factors in determining compensation.

Non-GAAP measures related to profit measurements, which include adjusted gross profit, adjusted operating income, adjusted net income, and adjusted diluted earnings per share are useful to investors as they provide them with supplemental information to enhance their understanding of the Company’s underlying business performance and trends, and enhance the ability of investors and analysts to compare the Company’s period-to-period financial results. Management believes that adjusted gross margin and adjusted operating margin are useful to investors, in addition to the reasons discussed above, by allowing them to more easily compare and analyze trends in the Company’s peer business group and assisting them in comparing the Company’s overall performance to that of its competitors. The Company discloses adjusted net sales, which excludes operating results attributable to held-for-sale businesses, in order to provide information about sales of the Company’s continuing business. In addition, the Company discloses net sales growth and adjusted net sales growth on a constant currency basis to provide information about sales of the Company’s continuing business excluding the exogenous impact of foreign exchange. The Company believes these supplemental financial measures provide investors with consistency in financial reporting, enabling meaningful comparisons of past, present and future underlying operating results, and also facilitate comparison of the Company’s operating performance to the operating performance of its competitors.

A copy of this press release, including the reconciliations, is available on the Company's website at www.perrigo.com.
Contacts

Bradley Joseph, Vice President, Global Investor Relations & Corporate Communications
(269) 686-3373; e-mail: bradley.joseph@perrigo.com

Arthur J. Shannon, Vice President, Global Corporate Affairs and European Investor Relations
+353 1709 4709; e-mail: ajshannon@perrigo.com

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2016	September 26, 2015	October 1, 2016	September 26, 2015
Net sales	$1,354.9	$1,344.7	$4,219.1	$3,925.4
Cost of sales	848.6	795.9	2,622.7	2,369.7
Gross profit	506.3	548.8	1,596.4	1,555.7

Operating expenses
Distribution	21.6	24.9	65.9	63.3
Research and development	50.2	41.6	142.5	139.7
Selling	154.6	167.9	506.9	391.6
Administration	108.6	123.6	316.8	343.3
Impairment charges	1,679.9	—	2,127.1	—
Restructuring	6.6	2.2	17.9	3.1
Total operating expenses	2,021.5	360.2	3,177.1	941.0

Operating income (loss)	(1,515.2)	188.6	(1,580.7)	614.7

Interest expense, net	54.6	43.4	163.2	132.7
Other expense, net	1.0	13.0	34.1	294.2
Loss on extinguishment of debt	0.7	—	1.1	0.9
Income (loss) before income taxes	(1,571.5)	132.2	(1,779.1)	186.9
Income tax expense (benefit)	(316.3)	19.6	(383.7)	112.7
Net income (loss)	$(1,255.2)	$112.6	$(1,395.4)	$74.2

Income (loss) per share
Basic	$(8.76)	$0.77	$(9.74)	$0.51
Diluted	$(8.76)	$0.77	$(9.74)	$0.51

Weighted-average shares outstanding
Basic	143.3	146.3	143.2	144.4
Diluted	143.3	146.9	143.2	145.0

Dividends declared per share	$0.145	$0.125	$0.435	$0.375

PERRIGO COMPANY PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	(Unaudited)
	October 1, 2016	December 31, 2015
Assets
Cash and cash equivalents	$362.7	$417.8
Accounts receivable, net of allowance for doubtful accounts of $4.4 million and $3.0 million, respectively	1,129.2	1,193.1
Inventories	884.6	844.4
Prepaid expenses and other current assets	250.6	289.1
Total current assets	2,627.1	2,744.4
Property and equipment, net	881.3	886.2
Goodwill and other indefinite-lived intangible assets	5,282.7	7,281.2
Other intangible assets, net	8,340.9	8,190.5
Non-current deferred income taxes	129.3	54.6
Other non-current assets	206.3	237.0
Total non-current assets	14,840.5	16,649.5
Total assets	$17,467.6	$19,393.9
Liabilities and Shareholders’ Equity
Liabilities
Accounts payable	$507.9	$554.9
Payroll and related taxes	106.8	125.3
Accrued customer programs	325.5	398.0
Accrued liabilities	258.7	308.4
Accrued income taxes	76.2	85.2
Current indebtedness	265.0	1,018.3
Total current liabilities	1,540.1	2,490.1
Long-term debt, less current portion	5,638.0	4,971.6
Non-current deferred income taxes	1,169.3	1,563.7
Other non-current liabilities	448.9	332.4
Total non-current liabilities	7,256.2	6,867.7
Total liabilities	8,796.3	9,357.8
Commitments and contingencies
Shareholders’ equity
Preferred shares, $0.0001 par value, 10 million shares authorized	—	—
Ordinary shares, €0.001 par value, 10 billion shares authorized	8,151.4	8,144.6
Accumulated other comprehensive income	71.5	(15.5)
Retained earnings	449.0	1,907.6
Total controlling interest	8,671.9	10,036.7
Noncontrolling interest	(0.6)	(0.6)
Total shareholders’ equity	8,671.3	10,036.1
Total liabilities and shareholders' equity	$17,467.6	$19,393.9

Supplemental Disclosures of Balance Sheet Information
Preferred shares, issued and outstanding	—	—
Ordinary shares, issued and outstanding	143.4	143.1

TABLE I
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended October 1, 2016
Consolidated	Net Sales	Gross Profit	Operating Income (Loss)	Net Income (Loss)	Diluted Earnings (Loss) per Share
Reported	$1,354.9	$506.3	$(1,515.2)	$(1,255.2)	$(8.76)
Adjustments:
Amortization expense related primarily to acquired intangible assets	—	129.4	163.8	163.8	1.15
Impairment charges	—	—	1,679.9	1,679.9	11.70
Restructuring charges	—	—	6.6	6.6	0.05
Acquisition and integration-related charges	—	—	0.5	0.5	—
Operating results attributable to held-for-sale businesses*	(21.8)	(2.8)	3.6	4.0	0.03
Contingent consideration fair value adjustment	—	—	4.8	5.1	0.04
Loss on early debt extinguishment	—	—	—	(0.4)	—
Non-GAAP tax adjustments***	—	—	—	(368.0)	(2.56)
Adjusted	$1,333.1	$632.9	$344.0	$236.3	$1.65
As a % of adjusted net sales		47.5%	25.8%

Diluted weighted average shares outstanding					143.3
Reported
Effect of dilution as reported amount was a loss, while adjusted amount was income**.					0.3
Adjusted					143.6

*Held-for-sale businesses include the U.S. VMS business, European sports brand, and India API business
**In the period of a net loss, diluted shares outstanding equal basic shares outstanding.
*** The non-GAAP tax adjustment includes the following: (1) $324.0 million of tax effects of pretax non-GAAP adjustments that are calculated based upon the specific rate of the applicable jurisdiction of the pretax item; (2) a $21.6 million effect on non-GAAP income taxes related to the interim tax accounting requirements within ASC 740, Income Taxes; and (3) $22.4 million of discrete income tax adjustments related to impairment calculations for BCH intangible assets, which includes revisions to the weighted average blended tax rates used to calculate opening balance sheet deferred tax liabilities, jurisdictional tax rate changes in Italy, UK & Germany and the related impact on valuation allowances associated with the intangible assets. The GAAP tax benefit recorded in the current quarter related to these items has been excluded from non-GAAP net income.

TABLE I (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions, except per share amounts)
(unaudited)

	Three Months Ended September 26, 2015
Consolidated	Net Income	Diluted Earnings per Share
Reported	$112.6	$0.77
Adjustments:
Amortization expense related primarily to acquired intangible assets	147.6	1.00
Acquisition and integration-related charges	3.9	0.03
Amortization of inventory fair value adjustments related to acquisitions	1.1	0.01
Legal and consulting fees related to Mylan defense	15.6	0.11
Derivative losses	4.8	0.03
Losses from equity method investments	4.2	0.03
Restructuring charges	2.2	0.01
Non-GAAP tax adjustments**	(33.7)	(0.23)
Adjusted	$258.3	$1.76

Diluted weighted average shares outstanding		146.9

For Comparative Purposes*	Net Sales
Reported	$1,344.7
Operating results attributable to held-for-sale businesses	(40.9)
Adjusted	$1,303.8

*2015 net sales adjustment made for 2016 adjusted net sales comparison purposes only and does not change any other prior year financial information or metrics as businesses were not held-for-sale in 2015.

** The non-GAAP tax adjustment includes the following: (1) $31.8 million of tax effects of pretax non-GAAP adjustments that are calculated based upon the specific rate of the applicable jurisdiction of the pretax item; and (2) a $1.9 million effect on non-GAAP income taxes related to the interim tax accounting requirements within ASC 740, Income Taxes. The GAAP tax benefit recorded in the current quarter related to these items has been excluded from non-GAAP net income.

TABLE II
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)
	Three Months Ended			Three Months Ended
	October 1, 2016			September 26, 2015
Consumer Healthcare (CHC)	Net Sales	Gross Profit	Operating Income	Net Sales	Gross Profit	Operating Income
Reported	$669.1	$216.8	$100.1	$675.2	$231.0	$117.3
Adjustments:
Amortization expense related to acquired intangible assets	—	13.2	19.2		13.2	19.3
Amortization of inventory fair value adjustments related to acquisitions	—	—	—		0.6	0.6
Impairment charges	—	—	3.7		—	—
Operating results attributable to held-for-sale business	(21.0)	(3.4)	(0.1)		—	—
Restructuring charges	—	—	5.1		—	2.0
Contingent consideration fair value adjustment	—	—	0.2		—	—
Acquisition and integration-related charges	—	—	0.1		—	(0.5)
Adjusted	$648.1	$226.6	$128.3		$244.8	$138.7
As a % of adjusted net sales (2016) / As a % of reported net sales (2015)		35.0%	19.8%		36.2%	20.5%

For Comparative Purposes*
Reported				$675.2
Operating results attributable to held-for-sale businesses*				(40.9)
Adjusted				$634.3

*Q3 2015 net sales adjustment made for Q3 2016 adjusted net sales comparison purposes only and does not change any other prior year financial information or metrics since the U.S. VMS business was not held-for-sale in 2015. Q3 2015 gross margin and operating margin use reported net sales as the denominator.

TABLE II (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)
	Three Months Ended			Three Months Ended
	October 1, 2016			September 26, 2015
Branded Consumer Healthcare (BCH)	Net Sales	Gross Profit	Operating Income (Loss)	Net Sales	Gross Profit	Operating Income
Reported	$304.0	$131.6	$(1,684.3)	$302.2	$164.3	$4.4
Adjustments:
Amortization expense related primarily to acquired intangible assets	—	12.5	40.6		4.5	36.3
Impairment charges	—	—	1,670.0		—	—
Amortization of inventory fair value adjustments related to acquisitions	—	—	—		0.5	0.5
Operating results attributable to held-for-sale business	(0.1)	0.2	3.0		—	—
Restructuring charges	—	—	1.3		—	0.2
Contingent consideration fair value adjustment	—	—	(0.4)		—	—
Acquisition and integration-related charges	—	—	0.1		—	2.8
Adjusted	$303.9	$144.3	$30.3		$169.3	$44.2
As a % of adjusted net sales (2016) / As a % of reported net sales (2015)		47.5%	10.0%		56.0%	14.6%

	CHC and BCH Net Sales	Consolidated Net Sales	Consumer-Facing as a % of Net Sales
Reported	$973.1	$1,354.9	72%
Operating results attributable to held-for-sale businesses*	(21.1)	(21.8)
Adjusted	$952.0	$1,333.1	71%

*Held-for-sale businesses include the U.S. VMS business, European sports brand, and India API business

TABLE II (CONTINUED)
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED SEGMENT INFORMATION
(in millions)
(unaudited)
	Three Months Ended			Three Months Ended
	October 1, 2016			September 26, 2015
Prescription Pharmaceuticals (Rx)	Net Sales	Gross Profit	Operating Income	Net Sales	Gross Profit	Operating Income
Reported	$267.4	$128.1	$77.9	$260.3	$130.4	$91.0
Adjustments:
Amortization expense related to acquired intangible assets		30.4	30.7		18.4	18.6
Contingent consideration fair value adjustment		—	5.0		—	—
Adjusted		$158.5	$113.6		$148.8	$109.6
As a % of reported net sales		59.3%	42.5%		57.2%	42.1%

	Three Months Ended			Three Months Ended
	October 1, 2016			September 26, 2015
Specialty Sciences	Net Sales	Gross Profit	Operating Income	Net Sales	Gross Profit	Operating Income
Reported	$93.4	$20.6	$23.3	$84.5	$12.0	$9.0
Adjustment:
Amortization expense related to acquired intangible assets		72.8	72.8		72.5	72.8
Adjusted		$93.4	$96.1		$84.5	$81.8
As a % of reported net sales		100.0%	103.0%		100.0%	96.9%

TABLE III
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CONSTANT CURRENCY
(in millions)
(unaudited)

	Three Months Ended
	October 1, 2016	September 26, 2015	Total Change	FX Change	Constant Currency Change
Net sales
Consolidated*	$1,333.1	$1,303.8	2%	1%	3%
CHC*	648.1	634.3	2%	1%	3%
BCH*	303.9	302.2	1%	1%	2%
Rx	267.4	260.3	3%	1%	4%
Specialty Sciences	93.4	84.5	10%	1%	11%

*2016 and 2015 net sales are adjusted to exclude sales attributable to held-for-sale businesses. See Tables I and II for non-GAAP reconciliations.

TABLE IV
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
CURRENT 2016 GUIDANCE
(in millions, except per share amounts)
(unaudited)
		Full Year
		2016 EPS Guidance
	Reported 2016 Guidance Diluted EPS Range	$(9.34) - $(9.04)
	Amortization expense related primarily to acquired intangible assets	4.58
	Goodwill, intangible asset, investment and held-for-sale impairment charges	14.99
	Acquisition, integration and restructuring-related charges	0.27
	Other (1)	0.09
	Tax effect of non-GAAP adjustments (2)	(3.74)
	Adjusted 2016 Guidance Diluted EPS Range	$6.85 - $7.15

(1)	Equity method investment losses and results of operations from held-for-sale businesses
(2)
Includes tax effect of pretax non-GAAP adjustments calculated based upon the specific rate of the applicable jurisdiction of the pretax item and certain adjustments for discrete tax items in the first nine months of the year.

	TABLE V
	PERRIGO COMPANY PLC
	RECONCILIATION OF NON-GAAP MEASURES
	PRIOR YEAR 2015 GUIDANCE
	(in millions, except per share amounts)
	(unaudited)

		Twelve Months Ended December 31, 2015
	Diluted Earnings (Loss) per Share
	Reported	$(0.23)
	Adjustments:
	Amortization expense related to acquired intangible assets	3.65
	Losses from derivatives associated primarily with the Omega acquisition	1.87
	Goodwill, intangible asset, held-for-sale and investment impairment charges	1.64
	Legal and consulting fees related to Mylan defense	0.70
	Acquisition and integration-related charges	0.25
	Restructuring charges	0.19
	Omega financing fees and loss on early debt extinguishment	0.14
	Amortization of inventory and fixed asset fair value adjustments related to acquisitions	0.13
	Initial payment made in connection with an R&D arrangement	0.13
	Losses from equity method investments	0.08
	Tax effect of non-GAAP adjustments (1)	(0.95)
	Adjusted	$7.59

(1)	Includes tax effect of pretax non-GAAP adjustments calculated based upon the specific rate of the applicable jurisdiction of the pretax item and certain adjustments for discrete tax items.

TABLE VI
PERRIGO COMPANY PLC
RECONCILIATION OF NON-GAAP MEASURES
SELECTED CONSOLIDATED INFORMATION
(in millions)
(unaudited)

	Three Months Ended
	October 1, 2016	September 26, 2015	Growth
Reported Net Sales
US CHC	$584.6	$584.4	—%
OUS CHC	84.5	90.8	(7)%
Total reported net sales	$669.1	$675.2	(1)%

Reported US CHC sales	$584.6	$584.4	—%
Operating results attributable to held-for-sale business	(21.0)	(40.9)	(49)%
Adjusted US CHC sales	$563.6	$543.5	4%

	Three Months Ended
	October 1, 2016	September 26, 2015	Total Change
Adjusted operating income
Consolidated	$344.0	$359.2	(4)%
CHC	128.3	138.7	(7)%
BCH	30.3	44.2	(31)%
Rx	113.6	109.6	4%
Specialty Sciences	96.1	81.8	17%

Adjusted gross profit
Consolidated	$632.9	$659.0	(4)%
CHC	226.6	244.8	(7)%
BCH	144.3	169.3	(15)%
Rx	158.5	148.8	7%
Specialty Sciences	93.4	84.5	10%